4801 MAIN STREET, SUITE 1000 • KANSAS CITY, MO 64112 PHONE 816.983.8000 • FAX 816.983.8080 • www.huschblackwell.com

June 30, 2008

DGHM Investment Trust 565 Fifth Avenue, Suite 2101 New York, NY 10017

Ladies and Gentleman:

We hereby consent to the use of our name and to the reference to our firm under the caption “Management and Other Services - Legal Counsel” in the Statement of Additional Information for the series portfolio of DGHM Investment Trust (the “Trust”), which is included in Post-Effective Amendment No. 2 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-137775), and Amendment No. 4 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-21958), on Form N-1A of the Trust.

Sincerely,

HUSCH BLACKWELL SANDERS LLP

STLD01-1432832-1